Exhibit 10.32

           , 2003

[Name of Director]
[Address of Director]

Dear [Name of Director]:

The purpose of this letter agreement is to set forth certain contractual obligations of the parties with respect to positive space travel benefits to be provided to you as a member of the board of directors (the “Board”) of America West Holdings Corporation (the “Company”), including certain benefits that may continue following your service as a director of the Company (a “Director”) and following certain transactions.

Directors Travel Program

Eligibility

Pursuant to the Directors Travel Program, so long as you continue to serve as a Director, you and your spouse, and your children so long as they remain your dependents within IRS guidelines, (collectively, referred to herein as “Participants”) are eligible for positive space travel benefits. In addition, so long as you continue to serve as a Director, you shall be entitled, at no cost to you, to membership in the America West Club (or any successor flight club) and to the benefits of America West FlightFund Elite Platinum status (or equivalent status in any successor frequent flyer program). Except as set forth under “Director Resignation” and “Obligations of Successors” below, eligibility will cease and all travel must be completed, and your Club membership and FlightFund status will terminate, as of the date that you no longer are serving as a Director.

Annual Limit

The benefits provided under the Directors Travel Program are subject to an annual maximum dollar amount measured as of the date of travel (the “Annual Travel Limit”). The value of any travel will be calculated in the same manner as the value of imputed income for such flight benefits is calculated as set forth in “Tax Consequences” below. The Annual Travel Limit is currently $30,000. Unused benefits expire on December 31 of each year and may not be carried over to the next year.

In addition to the automatic adjustments described below, the Annual Travel Limit is subject to increase (or elimination) from time to time in the sole discretion of the Board. The Annual Travel Limit may only be decreased with the prior written consent of the Director. The Annual Travel Limit shall be adjusted (a) annually (beginning with the year 2004) by multiplying such amount by a fraction, the numerator of which shall be America West Airlines, Inc.’s (“AWA”) average O&D based fares for the applicable year, as published with respect to such year by

[Name of Director]

           , 2003

AWA and distributed to participants in AWA’s positive space travel benefits program (or, if not so published, as determined by the Company’s independent auditors) (the “Average Fare”), and the denominator of which shall be the Average Fare for the prior year and (b) after the adjustment described in clause (a) above, automatically upon any change in the valuation methodology for imputed income from travel benefits (as compared with the valuation methodology for imputed income from travel benefits used by the Company on the date hereof), so as to preserve the benefit of $30,000 annually (adjusted in accordance with clause (a) above) of travel benefits relative to the current valuation methodology (e.g., if a change in the valuation methodology results, on average, in such travel benefits being valued at 15% higher than the current valuation, then the Annual Travel Limit would be increased by 15% to $34,500, assuming no other adjustments pursuant to clause (a) above). In determining any adjustment pursuant to clause (b) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of O&D based fares compared with the applicable prior O&D based fares for identical flights, which calculation (and the basis for any adjustments pursuant to clause (a) above) will be provided to you upon your request. The Company will promptly notify you in writing of any adjustments to the Annual Travel Limit described in this paragraph.

Carriers and Destinations

Participants are eligible for positive space travel on AWA and AWA Express and any other airline operated by the Company or any of its affiliates or any successor or successors thereto. As used herein, the term “affiliates” of the Company means any entity controlled by, controlling, or under common control with the Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of the such entity.

Booking Travel

Participants must book travel and arrange for the issuance of tickets either (a) through the Company’s Corporate Secretary’s office or through such other procedures as such office may specify, or (b) by using the barter card issued to you. Participants will be confirmed as revenue passengers. Participants are not eligible for any form of compensation (i.e., denied boarding, meals, hotels, etc.) or rerouting on other carriers in the event of passenger inconvenience. Advance seat assignments are subject to availability at the time of booking travel. Participants will be required to present photo identification at the time of check in. You and your spouse are eligible to travel in either first class (F) or coach class (Y), at your option. Dependent children must travel in coach class (Y). Tickets are non-refundable and may not be cancelled. Tickets may, however, be re-issued (with different departure date and/or time, but no change in itinerary) prior to departure to accommodate unexpected changes which are beyond the Participant’s control.

[Name of Director]

           , 2003

Reporting

You will receive a monthly statement summarizing activity, including travel purchased by itinerary. You will be responsible for monitoring the balance of the travel benefits used, including compliance with the established limits. You will be required to reimburse the Company for any travel exceeding such limits valued at full F or Y fare, as appropriate. You will also be required to reimburse the Company for appropriate charges and fees for travel to Mexico and Canada.

Tax Consequences

Taxable income for the benefits provided under the Directors Travel Program will be imputed to you and reported on a calendar year basis. You will be eligible for a tax gross up subject to an annual maximum dollar amount for travel eligible for the tax gross up (the “Annual Gross Up Limit”). The Annual Gross Up Limit is currently $20,000. The travel benefits will be valued based upon the O&D based fares as published by AWA and distributed to participants in AWA’s positive space travel benefits program from time to time, and will be subject to a gross up factor of 1.75. You will be responsible for taxes on Directors Travel Program benefits exceeding the Annual Gross Up Limit.

The Annual Gross Up Limit shall be adjusted (a) annually (beginning with the year [2004]) by multiplying such amount by a fraction, the numerator of which shall be the Average Fare for such year, and the denominator of which shall be the Average Fare for the prior year and (b) after the adjustment described in clause (a) above, automatically upon any change in the valuation methodology for imputed income from travel benefits (as compared with the valuation methodology for imputed income from travel benefits used by the Company on the date hereof), so as to preserve the benefit of $20,000 annually (adjusted in accordance with clause (a) above) of tax gross up relative to current valuation methodology (e.g., if a change in the valuation methodology results, on average, in such imputed income being valued at 15% higher than the current valuation, then the Annual Gross Up Limit would be increased by 15% to $23,000, assuming no other adjustments pursuant to clause (a) above). In determining any adjustment pursuant to clause (b) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of O&D based fares compared with the applicable prior O&D based fares for identical flights, which calculation (and the basis for any adjustments pursuant to clause (a) above) will be provided to you upon your request. The Company will promptly notify you in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

If a ticket was purchased but not used or reissued, a Participant should notify the Company’s Corporate Secretary to ensure that such ticket is not deemed compensation to you.

[Name of Director]

           , 2003

Director Resignation

Upon your voluntary resignation or retirement from the Board while in good standing, you and your spouse will be entitled to continue the positive space travel, America West Club membership and America West FlightFund Elite Platinum status benefits specified above pursuant to the Directors Travel Program (a) for a period of five years if you served as a Director for more than two years or (b) for life if you served as a Director for more than seven years; provided that no tax gross up will be provided for such benefits.

These benefits shall be forfeited by you or your spouse if either of you become an employee, director, 10 or more percent stockholder of, or partner in, or, without the written consent of the Company’s chief executive officer, a consultant to, any airline or company which intends to form an airline that operates or proposes to operate jet aircraft to carry passengers in United States domestic transportation (a “Prohibited Entity”). Travel benefits will be reinstated at such time as your or your spouse’s employment or relationship with the Prohibited Entity is terminated.

Obligations of Successors

Upon the occurrence of any Transaction (as defined below), any successor to the Company or AWA or their assets shall be obligated to continue the flight benefits, club membership and frequent flyer benefits to be provided pursuant to the section “Director Resignation” above. Such flight benefits shall be provided across the successor’s combined airline system, and in the successor’s flight club(s) and at the highest status level of the successor’s frequent flyer program following the Transaction.

For purposes of this letter agreement, a “Transaction” means the occurrence of any of the following:

1.	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company or AWA entitled to vote generally in the election of directors; or

2.	The Company or AWA shall consummate a merger, consolidation or reorganization of the Company or AWA or any other similar transaction or series of related transactions; or

3.	The Company or AWA shall sell or otherwise dispose of, or consummate a transaction or series of related transactions providing for the sale or other disposition of, all or substantially all of the stock or assets of AWA, or shall enter into a plan for the complete liquidation of either the Company or AWA.

Miscellaneous

[Name of Director]

           , 2003

This letter agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware.

This letter agreement shall inure to the benefit of, and be binding upon the Company and its successors and assigns, including without limitation, any person or entity that may hereafter acquire or succeed to all or substantially all of the business or assets of the Company or AWA by any means whether direct or indirect, by purchase, merger, consolidation or otherwise, other than in the event of a liquidation of the Company or AWA. This letter agreement and the benefits and obligations hereunder may not be assigned by you.

If you are in agreement with the terms of this letter agreement, please execute the enclosed copy hereof and return it to the Company, whereupon this letter agreement will become a binding obligation of the parties hereto.

Sincerely,

AMERICA WEST HOLDINGS CORPORATION

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

[Name of Director]